                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

                  INFORMATION PURSUANT TO RULES 13d-1 AND 13d-2

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)*

                          VARIAN MEDICAL SYSTEMS, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    922204102
                                 (CUSIP Number)

                                 APRIL 30, 1999
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [   ]        Rule 13d-1(b)

         [ X ]        Rule 13d-1(c)

         [   ]        Rule 13d-1(d)

Check the following box if a fee is being paid with this statement [ ].

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 2 of 18 Pages

CUSIP NO. 922204102                                                          13G

1.   Names of Reporting Person(s).
     I.R.S. Identification No(s). of above person(s) (entities only).
       Investors Canadian Enterprise Fund
       Reporting Person, a non-U.S. entity, has no I.R.S. Identification Number.

2.   Check the Appropriate Box if a member of a Group (See Instructions)
     (a) [ ]
     (b) [ ]

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Manitoba, Canada

Number of Shares           5.       Sole Voting Power 0
Beneficially Owned         6.       Shared Voting Power 123,050
by Each Reporting          7.       Sole Dispositive Power 0
Person With                8.       Shared Dispositive Power 123,050

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     123,050

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.  Percent of Class Represented by Amount in Row (9):
     0.4%

12.  Type of Reporting Person (See Instructions)
     00 (Open-end mutual fund trust governed by the laws of the Province of Manitoba, Canada)

                                       2A

                               Page 3 of 18 Pages

CUSIP NO. 922204102                                                          13G

1.   Names of Reporting Person(s).
     I.R.S. Identification No(s). of above person(s) (entities only).
       Investors Canadian Small Cap Fund
       Reporting Person, a non-U.S. entity, has no I.R.S. Identification Number.

2.   Check the Appropriate Box if a member of a Group (See Instructions)
     (a) [ ]
     (b) [ ]

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Manitoba, Canada

Number of Shares           5.       Sole Voting Power 0
Beneficially Owned         6.       Shared Voting Power 150,200
by Each Reporting          7.       Sole Dispositive Power 0
Person With                8.       Shared Dispositive Power 150,200

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     150,200

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.  Percent of Class Represented by Amount in Row (9):
     0.5%

12.  Type of Reporting Person (See Instructions)
     00 (Open-end mutual fund trust governed by the laws of the Province of Manitoba, Canada)

                                       2B

                               Page 4 of 18 Pages

CUSIP NO. 922204102                                                          13G

1.   Names of Reporting Person(s).
     I.R.S. Identification No(s). of above person(s) (entities only).
       Investors Global Science & Technology Fund
       Reporting Person, a non-U.S. entity, has no I.R.S. Identification Number.

2.   Check the Appropriate Box if a member of a Group (See Instructions)
     (a) [ ]
     (b) [ ]

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Manitoba, Canada

Number of Shares           5.       Sole Voting Power 0
Beneficially Owned         6.       Shared Voting Power 315,200
by Each Reporting          7.       Sole Dispositive Power 0
Person With                8.       Shared Dispositive Power 315,200

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     315,200

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.  Percent of Class Represented by Amount in Row (9):
     1.1%

12.  Type of Reporting Person (See Instructions)
     00 (Open-end mutual fund trust governed by the laws of the Province of Manitoba, Canada)

                                       2C

                               Page 5 of 18 Pages

CUSIP NO. 922204102                                                          13G

1.   Names of Reporting Person(s).
     I.R.S. Identification No(s). of above person(s) (entities only).
       Investors Mutual of Canada
       Reporting Person, a non-U.S. entity, has no I.R.S. Identification Number.

2.   Check the Appropriate Box if a member of a Group (See Instructions)
     (a) [ ]
     (b) [ ]

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Manitoba, Canada

Number of Shares           5.       Sole Voting Power 0
Beneficially Owned         6.       Shared Voting Power 316,650
by Each Reporting          7.       Sole Dispositive Power 0
Person With                8.       Shared Dispositive Power 316,650

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     316,650

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.  Percent of Class Represented by Amount in Row (9):
     1.1%

12.  Type of Reporting Person (See Instructions)
     00 (Open-end mutual fund trust governed by the laws of the Province of Manitoba, Canada)

                                       2D

                               Page 6 of 18 Pages

CUSIP NO. 922204102                                                          13G

1.   Names of Reporting Person(s).
     I.R.S. Identification No(s). of above person(s) (entities only).
       Investors Canadian Small Cap Fund II
       Reporting Person, a non-U.S. entity, has no I.R.S. Identification Number.

2.   Check the Appropriate Box if a member of a Group (See Instructions)
     (a) [ ]
     (b) [ ]

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Manitoba, Canada

Number of Shares           5.       Sole Voting Power 0
Beneficially Owned         6.       Shared Voting Power 77,900
by Each Reporting          7.       Sole Dispositive Power 0
Person With                8.       Shared Dispositive Power 77,900

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     77,900

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.  Percent of Class Represented by Amount in Row (9):
     0.3%

12.  Type of Reporting Person (See Instructions)
     00 (Open-end mutual fund trust governed by the laws of the Province of Manitoba, Canada)

                                       2E

                               Page 7 of 18 Pages

CUSIP NO. 922204102                                                          13G

1.   Names of Reporting Person(s).
     I.R.S. Identification No(s). of above person(s) (entities only).
       Investors Summa Fund
       Reporting Person, a non-U.S. entity, has no I.R.S. Identification Number.

2.   Check the Appropriate Box if a member of a Group (See Instructions)
     (a) [ ]
     (b) [ ]

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Manitoba, Canada

Number of Shares           5.       Sole Voting Power 0
Beneficially Owned         6.       Shared Voting Power 616,800
by Each Reporting          7.       Sole Dispositive Power 0
Person With                8.       Shared Dispositive Power 616,800

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     616,800

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.  Percent of Class Represented by Amount in Row (9):
     2.1%

12.  Type of Reporting Person (See Instructions)
     00 (Open-end mutual fund trust governed by the laws of the Province of Manitoba, Canada)

                                       2F

                               Page 8 of 18 Pages

CUSIP NO. 922204102                                                          13G

1.   Names of Reporting Person(s).
     I.R.S. Identification No(s). of above person(s) (entities only).
       Investors Canadian Equity Fund
       Reporting Person, a non-U.S. entity, has no I.R.S. Identification Number.

2.   Check the Appropriate Box if a member of a Group (See Instructions)
     (a) [ ]
     (b) [ ]

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Manitoba, Canada

Number of Shares           5.       Sole Voting Power 0
Beneficially Owned         6.       Shared Voting Power 220,100
by Each Reporting          7.       Sole Dispositive Power 0
Person With                8.       Shared Dispositive Power 220,100

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     220,100

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.  Percent of Class Represented by Amount in Row (9):
     0.7%

12.  Type of Reporting Person (See Instructions)
     00 (Open-end mutual fund trust governed by the laws of the Province of Manitoba, Canada)

                                       2G

                               Page 9 of 18 Pages

CUSIP NO. 922204102                                                          13G

1.   Names of Reporting Person(s).
     I.R.S. Identification No(s). of above person(s) (entities only).
       I.G. Investment Management, Ltd.
       Reporting Person, a non-U.S. entity, has no I.R.S. Identification Number.

2.   Check the Appropriate Box if a member of a Group (See Instructions)
     (a) [ ]
     (b) [ ]

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Canada

Number of Shares           5.       Sole Voting Power 0
Beneficially Owned         6.       Shared Voting Power 1,819,900
by Each Reporting          7.       Sole Dispositive Power 0
Person With                8.       Shared Dispositive Power 1,819,900

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     1,819,900

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.  Percent of Class Represented by Amount in Row (9):
     6.1%

12.  Type of Reporting Person (See Instructions)
     CO (Corporation governed by the Canada Business Corporations Act), IA (Canadian)

                                       2H

                             Page 10 of 18 Pages

CUSIP NO. 922204102                                                          13G

1.   Names of Reporting Person(s).
     I.R.S. Identification No(s). of above person(s) (entities only).
       Investors Group Trust Co. Ltd.
       Reporting Person, a non-U.S. entity, has no I.R.S. Identification Number.

2.   Check the Appropriate Box if a member of a Group (See Instructions)
     (a) [ ]
     (b) [ ]

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Manitoba, Canada

Number of Shares           5.       Sole Voting Power 0
Beneficially Owned         6.       Shared Voting Power 1,819,900
by Each Reporting          7.       Sole Dispositive Power 0
Person With                8.       Shared Dispositive Power 1,819,900

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     1,819,900

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.  Percent of Class Represented by Amount in Row (9):
     6.1%

12.  Type of Reporting Person (See Instructions)
     CO (Corporation governed by the Manitoba Corporations Act)

                                       2I

                               Page 11 of 18 Pages

CUSIP NO. 922204102                                                          13G

1.   Name of Reporting Person(s).
     I.R.S. Identification No(s). of above person(s) (entities only).
       Investors Group Inc.
       Reporting Person, a non-U.S. entity, has no I.R.S. Identification Number.

2.   Check the Appropriate Box if a member of a Group (See Instructions)
     (a) [ ]
     (b) [ ]

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Canada

Number of Shares           5.       Sole Voting Power 0
Beneficially Owned         6.       Shared Voting Power 1,819,900
by Each Reporting          7.       Sole Dispositive Power 0
Person With                8.       Shared Dispositive Power 1,819,900

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     1,819,900

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.  Percent of Class Represented by Amount in Row (9):
     6.1%

12.  Type of Reporting Person (See Instructions)
     CO (Corporation governed by the Canada Business Corporations Act), HC

                                       2J

                               Page 12 of 18 Pages

CUSIP NO. 922204102                                                         13G

1.   Name of Reporting Person(s).
     I.R.S. Identification No(s). of above person(s) (entities only).
       Investors Group Trustco Inc.
       Reporting Person, a non-U.S. entity, has no I.R.S. Identification Number.

2.   Check the Appropriate Box if a member of a Group (See Instructions)
     (a) [ ]
     (b) [ ]

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Canada

Number of Shares           5.       Sole Voting Power 0
Beneficially Owned         6.       Shared Voting Power 1,819,900
by Each Reporting          7.       Sole Dispositive Power 0
Person With                8.       Shared Dispositive Power 1,819,900

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     1,819,900

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.  Percent of Class Represented by Amount in Row (9):
     6.1%

12.  Type of Reporting Person (See Instructions)
     CO (Corporation governed by the Canada Business Corporations Act), HC

                                       2K

                               Page 13 of 18 Pages



ITEM 1(a)         NAME OF ISSUER:

     Varian Medical Systems, Inc.

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     3050 Hansen Way
     Palo Alto, California
     94304-1000

ITEM 2(a)         NAME OF PERSON FILING:

       This joint statement is filed by and on behalf of the following Reporting Persons signing this Amendment No. 1 to Schedule 13G and are hereafter referred to as the "Reporting Persons": Investors Group Inc. ("IGI"), Investors Group Trustco Inc. ("Trustco"), Investors Group Trust Co. Ltd. (the "Trustee"), I.G. Investment Management, Ltd. (the "Management Company"), and Investors Canadian Enterprise Fund, Investors Canadian Small Cap Fund, Investors Global Science & Technology Fund, Investors Mutual of Canada, Investors Canadian Small Cap Fund II, Investors Summa Fund and Investors Canadian Equity Fund (collectively, the "Funds").

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

       All of the Reporting Persons have their principal places of business at:

                           One Canada Centre
                           447 Portage Avenue
                           Winnipeg, Manitoba
                           R3C 3B6

ITEM 2(c)         CITIZENSHIP:

       IGI is a corporation formed under the Canada Business Corporations Act. It is a diversified-financial services holding company.

       Trustco is a corporation formed under the Canada Business Corporations Act. It is a holding company.

       The Management Company is a corporation formed under the Canada Business Corporations Act. It provides management services to the Funds.

       The Trustee is a corporation formed under the Manitoba Corporations Act. It is the trustee for the Unitholders of the Funds and serves as the trustee for other open-end mutual fund trusts organized and affiliated with IGI.

       The Funds are open-end mutual fund trusts of which the Unitholders are beneficiaries established in accordance with a Declaration of Trust under the laws of Manitoba, Canada.

       IGI owns 100% of the issued and outstanding Class A Common Shares of Trustco. Trustco owns 100% of the issued and outstanding Class A Common Shares of the Management Company. Trustco also owns, directly or indirectly, 100% of the issued and outstanding Common Shares of the Trustee. Trustco, the Management Company, the Trustee, and the Funds are all ultimately controlled by IGI through its ownership of 100% of the issued and outstanding Class A Common Shares of Trustco.

                               Page 14 of 18 Pages

       Power Financial Corporation owns 67.4% of the common stock of Investors Group Inc. Power Corporation of Canada, of which Mr. Paul Desmarais controls 67.7% of the voting power, owns 67.5% of the common stock of Power Financial Corporation.

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:

       The class of equity securities to which this Amendment No. 1 to Schedule 13G relates is the Common Stock, par value $1 per share, of Varian Medical Systems, Inc., a Delaware corporation.

ITEM 2(e)         CUSIP NUMBER:

     922204102

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)[ ] Broker or dealer registered under section 15 of the Act (15 U.S.C.
       78o).

(b)[ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.78c).

(c)[ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C.
       78c).

(d)[ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

(e)[ ] An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);

(f)[ ] An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);

(g)[ ] A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);

(h)[ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)[ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)[ ] Group, in accordance with 240.13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [ x ]

ITEM 4         OWNERSHIP.

Incorporated by reference to items (5)-(9) and (11) of the cover page pertaining to each Reporting Person.

ITEM 5         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

[ ]

ITEM 6         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable

                               Page 15 of 18 Pages


ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable

ITEM 8        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable

ITEM 9        NOTICE OF DISSOLUTION OF GROUP.

Not applicable

ITEM 10       CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

May 14, 1999                        INVESTORS GROUP INC.


                                    By:      /s/ Edwin R. Buss
                                             -----------------------------------
                                             Edwin R. Buss, as
                                             Attorney-in-Fact for
                                             Hugh Sanford Riley,
                                             President and Chief
                                             Executive Officer of
                                             Investors Group Inc.


May 14, 1999                        INVESTORS GROUP TRUSTCO INC.


                                    By:      /s/ Edwin R. Buss
                                             -----------------------------------
                                             Edwin R. Buss, as
                                             Attorney-in-Fact for
                                             Richard Elliot Archer,
                                             President of
                                             Investors Group Trustco Inc.

                               Page 16 of 18 Pages


May 14, 1999                        INVESTORS GROUP TRUST CO. LTD.



                                    By:      /s/ Edwin R. Buss
                                             -----------------------------------
                                             Edwin R. Buss, as
                                             Attorney-in-Fact for
                                             Robert Gibson Darling,
                                             Vice-President of
                                             Investors Group Trust Co. Ltd.

May 14, 1999                        I.G. INVESTMENT MANAGEMENT, LTD.



                                    By:      /s/ Edwin R. Buss
                                             -----------------------------------
                                             Edwin R. Buss, as
                                             Attorney-in-Fact for
                                             Alexander Scott Penman,
                                             President of
                                             I.G. Investment Management, Ltd.

May 14, 1999                        INVESTORS CANADIAN ENTERPRISE FUND



                                    By:      /s/ Edwin R. Buss
                                             -----------------------------------
                                             Edwin R. Buss, as
                                             Attorney-in-Fact for
                                             Robert Gibson Darling,
                                             Vice-President of
                                             Investors Group Trust Co. Ltd.,
                                             as Trustee for
                                             Investors Canadian Enterprise Fund


May 14, 1999                        INVESTORS CANADIAN SMALL CAP FUND



                                    By:      /s/ Edwin R. Buss
                                             -----------------------------------
                                             Edwin R. Buss,
                                             as Attorney-in-Fact for
                                             Robert Gibson Darling,
                                             Vice-President of
                                             Investors Group Trust Co. Ltd.,
                                             as Trustee for
                                             Investors Canadian Small Cap Fund

                               Page 17 of 18 Pages


May 14, 1999                INVESTORS GLOBAL SCIENCE & TECHNOLOGY FUND



                            By:      /s/ Edwin R. Buss
                                     -------------------------------------------
                                     Edwin R. Buss,
                                     as Attorney-in-Fact for
                                     Robert Gibson Darling,
                                     Vice-President of
                                     Investors Group Trust Co. Ltd.,
                                     as Trustee for
                                     Investors Global Science & Technology Fund

May 14, 1999                INVESTORS MUTUAL OF CANADA



                            By:      /s/ Edwin R. Buss
                                     -------------------------------------------
                                     Edwin R. Buss,
                                     as Attorney-in-Fact for
                                     Robert Gibson Darling,
                                     Vice-President of
                                     Investors Group Trust Co. Ltd.,
                                     as Trustee for
                                     Investors Mutual of Canada


May 14, 1999                INVESTORS CANADIAN SMALL CAP FUND II



                            By:      /s/ Edwin R. Buss
                                     -------------------------------------------
                                     Edwin R. Buss,
                                     as Attorney-in-Fact for
                                     Robert Gibson Darling,
                                     Vice-President of
                                     Investors Group Trust Co. Ltd.,
                                     as Trustee for
                                     Investors Canadian Small Cap Fund II

                               Page 18 of 18 Pages

May 14, 1999                    INVESTORS SUMMA FUND

                                By:      /s/ Edwin R. Buss
                                         ---------------------------------------
                                         Edwin R. Buss,
                                         as Attorney-in-Fact for
                                         Robert Gibson Darling,
                                         Vice-President of
                                         Investors Group Trust Co. Ltd.,
                                         as Trustee for
                                         Investors Summa Fund


May 14, 1999                    INVESTORS CANADIAN EQUITY FUND



                                By:      /s/ Edwin R. Buss
                                         ---------------------------------------
                                         Edwin R. Buss,
                                         as Attorney-in-Fact for
                                         Robert Gibson Darling,
                                         Vice-President of
                                         Investors Group Trust Co. Ltd.,
                                         as Trustee for
                                         Investors Canadian Equity Fund

EXHIBIT A

                             Joint Filing Agreement

       In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to Common Stock, Par Value $1 per Share of Varian Medical Systems, Inc., and that this Agreement be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

       IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 14th day of May, 1999.

                                     INVESTORS GROUP INC.

                                     By:  /s/ Edwin R. Buss
                                          --------------------------------------
                                          Edwin R. Buss, as
                                          Attorney-in-Fact for
                                          Hugh Sanford Riley,
                                          President and Chief
                                          Executive Officer of
                                          Investors Group Inc.

                                     INVESTORS GROUP TRUSTCO INC.

                                     By:  /s/ Edwin R. Buss
                                          --------------------------------------
                                          Edwin R. Buss, as
                                          Attorney-in-Fact for
                                          Richard Elliot Archer,
                                          President of
                                          Investors Group Trustco Inc.

                                     INVESTORS GROUP TRUST CO. LTD.

                                     By:  /s/ Edwin R. Buss
                                          --------------------------------------
                                          Edwin R. Buss, as
                                          Attorney-in-Fact for
                                          Robert Gibson Darling,
                                          President and Chief Executive Officer
                                          Investors Group Trust Co. Ltd.

                                     I.G. INVESTMENT MANAGEMENT, LTD.

                                     By:  /s/ Edwin R. Buss
                                          --------------------------------------
                                          Edwin R. Buss, as
                                          Attorney-in-Fact for
                                          Alexander Scott Penman,
                                          President of
                                          I.G. Investment Management, Ltd.

                                     INVESTORS CANADIAN ENTERPRISE FUND

                                     By:  /s/ Edwin R. Buss
                                          --------------------------------------
                                          Edwin R. Buss,
                                          as Attorney-in-Fact for
                                          Robert Gibson Darling,
                                          Vice-President of
                                          Investors Group Trust Co. Ltd.,
                                          as Trustee for
                                          Investors Canadian Enterprise Fund


                                     INVESTORS CANADIAN SMALL CAP FUND

                                     By:  /s/ Edwin R. Buss
                                          --------------------------------------
                                          Edwin R. Buss,
                                          as Attorney-in-Fact for
                                          Robert Gibson Darling,
                                          Vice-President of
                                          Investors Group Trust Co. Ltd.,
                                          as Trustee for
                                          Investors Canadian Small Cap Fund


                                     INVESTORS GLOBAL SCIENCE & TECHNOLOGY FUND

                                     By:  /s/ Edwin R. Buss
                                          --------------------------------------
                                          Edwin R. Buss,
                                          as Attorney-in-Fact for
                                          Robert Gibson Darling,
                                          Vice-President of
                                          Investors Group Trust Co. Ltd.,
                                          as Trustee for
                                          Investors Global Science & Technology
                                          Fund

                                     INVESTORS MUTUAL OF CANADA

                                     By:  /s/ Edwin R. Buss
                                          --------------------------------------
                                          Edwin R. Buss,
                                          as Attorney-in-Fact for
                                          Robert Gibson Darling,
                                          Vice-President of
                                          Investors Group Trust Co. Ltd.,
                                          as Trustee for
                                          Investors Mutual of Canada


                                     INVESTORS CANADIAN SMALL CAP FUND II

                                     By:  /s/ Edwin R. Buss
                                          --------------------------------------
                                          Edwin R. Buss,
                                          as Attorney-in-Fact for
                                          Robert Gibson Darling,
                                          Vice-President of
                                          Investors Group Trust Co. Ltd.,
                                          as Trustee for
                                          Investors Canadian Small Cap Fund II

                                     INVESTORS SUMMA FUND

                                     By:  /s/ Edwin R. Buss
                                          --------------------------------------
                                          Edwin R. Buss,
                                          as Attorney-in-Fact for
                                          Robert Gibson Darling,
                                          Vice-President of
                                          Investors Group Trust Co. Ltd.,
                                          as Trustee for
                                          Investors Summa Fund

Exhibit B

                                Power of Attorney

       KNOW ALL MEN BY THESE PRESENTS, THAT I, Hugh Sanford Riley, President and Chief Executive Officer of Investors Group Inc., have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Fossen or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Group Inc. any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

       IN WITNESS WHEREOF, I have hereunto set my hand and seal this 23rd day of December, 1998.

                                                /s/      Hugh Sanford Riley
                                                --------------------------------
                                                         Hugh Sanford Riley

       BE IT KNOWN, that on this 23rd day of December, 1998, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Hugh Sanford Riley, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

       IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                                /s/      Martin Gutnik
                                                --------------------------------
                                                         Notary Public

EXHIBIT C



                                Power of Attorney

       KNOW ALL MEN BY THESE PRESENTS, THAT I, Richard Elliot Archer, President of Investors Group Trustco Inc., have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Fossen or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Group Trustco Inc. any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

       IN WITNESS WHEREOF, I have hereunto set my hand and seal this 23rd day of December, 1998.

                                        /s/      Richard Elliot Archer
                                        ----------------------------------------
                                                 Richard Elliot Archer

       BE IT KNOWN, that on this 23rd day of December, 1998, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Richard Elliot Archer, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

       IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                        /s/      Martin Gutnik
                                        ----------------------------------------
                                                 Notary Public

EXHIBIT D



                                Power of Attorney

       KNOW ALL MEN BY THESE PRESENTS, THAT I, Robert Gibson Darling, Vice-President of Investors Group Trust Co. Ltd., have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Lawson or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Group Trust Co. Ltd. any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

       IN WITNESS WHEREOF, I have hereunto set my hand and seal this 14th day of May, 1999.

                                              /s/      Robert Gibson Darling
                                              ----------------------------------
                                                       Robert Gibson Darling

       BE IT KNOWN, that on this 14th day of May, 1999, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Robert Gibson Darling, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

       IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                              /s/      Martin Gutnik
                                              ----------------------------------
                                                       Notary Public

EXHIBIT E


                                Power of Attorney

       KNOW ALL MEN BY THESE PRESENTS, THAT I, Alexander Scott Penman, President of I.G. Investment Management, Ltd., have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Lawson or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of I.G. Investment Management, Ltd. any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

       IN WITNESS WHEREOF, I have hereunto set my hand and seal this 19th day of March, 1999.

                                     /s/      Alexander Scott Penman
                                     -------------------------------------------
                                              Alexander Scott Penman

       BE IT KNOWN, that on this 19th day of March, 1999, before me Douglas E. Jones, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Alexander Scott Penman, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

       IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                     /s/      Douglas E. Jones
                                     -------------------------------------------
                                              Notary Public

EXHIBIT F



                                Power of Attorney

       KNOW ALL MEN BY THESE PRESENTS, THAT I, Robert Gibson Darling, Vice-President of Investors Group Trust Co. Ltd., as Trustee for Investors Canadian Small Cap Fund, have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Lawson or David
M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Canadian Small Cap Fund any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

       IN WITNESS WHEREOF, I have hereunto set my hand and seal this 14th day of May, 1999.

                                         /s/      Robert Gibson Darling
                                         ---------------------------------------
                                                  Robert Gibson Darling

       BE IT KNOWN, that on this 14th day of May, 1999, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Robert Gibson Darling, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

       IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                         /s/      Martin Gutnik
                                         ---------------------------------------
                                                  Notary Public

EXHIBIT G



                                Power of Attorney

       KNOW ALL MEN BY THESE PRESENTS, THAT I, Robert Gibson Darling, Vice-President of Investors Group Trust Co. Ltd., as Trustee for Investors Canadian Small Cap Fund II, have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Lawson or David
M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Canadian Small Cap Fund II any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

       IN WITNESS WHEREOF, I have hereunto set my hand and seal this 14th day of May, 1999.

                                         /s/      Robert Gibson Darling
                                         ---------------------------------------
                                                  Robert Gibson Darling

       BE IT KNOWN, that on this 14th day of May, 1999, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Robert Gibson Darling, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

       IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                         /s/      Martin Gutnik
                                         ---------------------------------------
                                                  Notary Public

EXHIBIT H


                                Power of Attorney

       KNOW ALL MEN BY THESE PRESENTS, THAT I, Robert Gibson Darling, Vice-President of Investors Group Trust Co. Ltd., as Trustee for Investors Summa Fund, have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Lawson or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Summa Fund any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

       IN WITNESS WHEREOF, I have hereunto set my hand and seal this 14th day of May, 1999.

                                             /s/      Robert Gibson Darling
                                             -----------------------------------
                                                      Robert Gibson Darling

       BE IT KNOWN, that on this 14th day of May, 1999, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Robert Gibson Darling, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

       IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                             /s/      Martin Gutnik
                                             -----------------------------------
                                                      Notary Public

EXHIBIT I



                                Power of Attorney

       KNOW ALL MEN BY THESE PRESENTS, THAT I, Robert Gibson Darling, Vice-President of Investors Group Trust Co. Ltd., as Trustee for Investors Global Science & Technology Fund, have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Lawson or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Global Science & Technology Fund any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

       IN WITNESS WHEREOF, I have hereunto set my hand and seal this 14th day of May, 1999.

                                        /s/      Robert Gibson Darling
                                        ----------------------------------------
                                                 Robert Gibson Darling

       BE IT KNOWN, that on this 14th day of May, 1999, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Robert Gibson Darling, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

       IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                        /s/      Martin Gutnik
                                        ----------------------------------------
                                                 Notary Public

EXHIBIT J



                                Power of Attorney

       KNOW ALL MEN BY THESE PRESENTS, THAT I, Robert Gibson Darling, Vice-President of Investors Group Trust Co. Ltd., as Trustee for Investors Canadian Enterprise Fund, have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Lawson or David
M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Canadian Enterprise Fund any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

       IN WITNESS WHEREOF, I have hereunto set my hand and seal this 14th day of May, 1999.

                                        /s/      Robert Gibson Darling
                                        ----------------------------------------
                                                 Robert Gibson Darling

       BE IT KNOWN, that on this 14th day of May, 1999, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Robert Gibson Darling, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

       IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                        /s/      Martin Gutnik
                                        ----------------------------------------
                                                 Notary Public

EXHIBIT K



                                Power of Attorney

       KNOW ALL MEN BY THESE PRESENTS, THAT I, Robert Gibson Darling, Vice-President of Investors Group Trust Co. Ltd., as Trustee for Investors Mutual of Canada, have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Lawson or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Mutual of Canada any and all statements on
Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

       IN WITNESS WHEREOF, I have hereunto set my hand and seal this 14th day of May, 1999.

                                         /s/      Robert Gibson Darling
                                         ---------------------------------------
                                                  Robert Gibson Darling

       BE IT KNOWN, that on this 14th day of May, 1999, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Robert Gibson Darling, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

       IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                         /s/      Martin Gutnik
                                         ---------------------------------------
                                                  Notary Public

EXHIBIT L

                             Joint Filing Agreement

       In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to Common Stock, Par Value $1 per Share of Varian Medical Systems, Inc., and that this Agreement be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

       IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 14th day of May, 1999.

                              INVESTORS GROUP INC.


                              By:      /s/ Edwin R. Buss
                                       -----------------------------------------
                                       Edwin R. Buss, as
                                       Attorney-in-Fact for
                                       Hugh Sanford Riley,
                                       President and Chief
                                       Executive Officer of
                                       Investors Group Inc.


                              INVESTORS GROUP TRUSTCO INC.


                              By:      /s/ Edwin R. Buss
                                       -----------------------------------------
                                       Edwin R. Buss, as
                                       Attorney-in-Fact for
                                       Richard Elliot Archer,
                                       President of
                                       Investors Group Trustco Inc.


                              INVESTORS GROUP TRUST CO. LTD.


                              By:      /s/ Edwin R. Buss
                                       -----------------------------------------
                                       Edwin R. Buss, as
                                       Attorney-in-Fact for
                                       Robert Gibson Darling,
                                       President and Chief Executive Officer
                                       Investors Group Trust Co. Ltd.

                        I.G. INVESTMENT MANAGEMENT, LTD.


                        By:      /s/ Edwin R. Buss
                                 -----------------------------------------------
                                 Edwin R. Buss, as
                                 Attorney-in-Fact for
                                 Alexander Scott Penman,
                                 President of
                                 I.G. Investment Management, Ltd.


                        INVESTORS CANADIAN ENTERPRISE FUND


                        By:      /s/ Edwin R. Buss
                                 -----------------------------------------------
                                 Edwin R. Buss,
                                 as Attorney-in-Fact for
                                 Robert Gibson Darling,
                                 Vice-President of
                                 Investors Group Trust Co. Ltd.,
                                 as Trustee for
                                 Investors Canadian Enterprise Fund


                        INVESTORS CANADIAN SMALL CAP FUND


                        By:      /s/ Edwin R. Buss
                                 -----------------------------------------------
                                 Edwin R. Buss,
                                 as Attorney-in-Fact for
                                 Robert Gibson Darling,
                                 Vice-President of
                                 Investors Group Trust Co. Ltd.,
                                 as Trustee for
                                 Investors Canadian Small Cap Fund


                        INVESTORS GLOBAL SCIENCE & TECHNOLOGY FUND


                        By:      /s/ Edwin R. Buss
                                 -----------------------------------------------
                                 Edwin R. Buss,
                                 as Attorney-in-Fact for
                                 Robert Gibson Darling,
                                 Vice-President of
                                 Investors Group Trust Co. Ltd.,
                                 as Trustee for
                                 Investors Global Science & Technology Fund

                                  INVESTORS MUTUAL OF CANADA


                                  By:      /s/ Edwin R. Buss
                                           -----------------------------------
                                           Edwin R. Buss,
                                           as Attorney-in-Fact for
                                           Robert Gibson Darling,
                                           Vice-President of
                                           Investors Group Trust Co. Ltd.,
                                           as Trustee for
                                           Investors Mutual of Canada


                                  INVESTORS CANADIAN SMALL CAP FUND II


                                  By:      /s/ Edwin R. Buss
                                           -----------------------------------
                                           Edwin R. Buss,
                                           as Attorney-in-Fact for
                                           Robert Gibson Darling,
                                           Vice-President of
                                           Investors Group Trust Co. Ltd.,
                                           as Trustee for
                                           Investors Canadian Small Cap Fund II


                                  INVESTORS SUMMA FUND


                                  By:      /s/ Edwin R. Buss
                                           -----------------------------------
                                           Edwin R. Buss,
                                           as Attorney-in-Fact for
                                           Robert Gibson Darling,
                                           Vice-President of
                                           Investors Group Trust Co. Ltd.,
                                           as Trustee for
                                           Investors Summa Fund


                                  INVESTORS CANADIAN EQUITY FUND


                                  By:      /s/ Edwin R. Buss
                                           -----------------------------------
                                           Edwin R. Buss,
                                           as Attorney-in-Fact for
                                           Robert Gibson Darling,
                                           Vice-President of
                                           Investors Group Trust Co. Ltd.,
                                           as Trustee for
                                           Investors Canadian Equity Fund

EXHIBIT M



                                Power of Attorney

       KNOW ALL MEN BY THESE PRESENTS, THAT I, Robert Gibson Darling, Vice-President of Investors Group Trust Co. Ltd., as Trustee for Investors Canadian Equity Fund, have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Lawson or David
M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Canadian Equity Fund any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

       IN WITNESS WHEREOF, I have hereunto set my hand and seal this 14th day of May, 1999.

                                            /s/      Robert Gibson Darling
                                            ------------------------------------
                                                     Robert Gibson Darling

       BE IT KNOWN, that on this 14th day of May, 1999, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Robert Gibson Darling, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

       IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                            /s/      Martin Gutnik
                                            ------------------------------------
                                                     Notary Public